QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

TRAC Intermodal LLC
List of Subsidiaries as of December 31, 2016

	Doing Business As	Jurisdiction of Organization
Interpool, Inc.	TRAC Intermodal	Delaware

QuickLinks

  Exhibit 21.1
TRAC Intermodal LLC List of Subsidiaries as of December 31, 2016